NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 22, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 11, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Quality Municipal Fund, Inc. and Nuveen Dividend Advantage Municipal Income Fund became effective before the opening on April 11, 2016. Each Common Share of Nuveen Quality Municipal Fund, Inc. will receive 0.93635366 Common Shares of Nuveen Dividend Advantage Municipal Income Fund (to be renamed Nuveen Enhanced AMT-Free Municipal Credit Opportunities Fund). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 11, 2016.